UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2023

ENVERIC BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38286	95-4484725
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

4851 Tamiami Trail N, Suite 200 Naples, FL 34103	34103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (239) 302-1707

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	ENVB	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 22, 2023, Kevin M. Coveney, 59, was appointed as the chief financial officer of Enveric Biosciences, Inc. (the “Company”) effective March 13, 2023 (the “Effective Date”).

Mr. Coveney brings to the Company years of experience in biotechnology finance and accounting. Mr. Coveney has provided fractional CFO services to Progressive Therapeutics, Inc., Power of Patients, LLC, and VSI, from June 2022, July 2022 and August 2022, respectively. Mr. Coveney previously held the position of chief financial officer at Memgen, Inc. from November 2021 to June 2022 and at Q-State Biosciences, Inc. from April 2020 to April 2021. Prior to his chief financial officer positions, Mr. Coveney served as Senior Vice President of Finance, HR & IT of Vedanta Biosciences, Inc. from November 2018 to February 2020, and held various senior positions at Berg Health LLC from September 2015 to November 2018. Mr. Convey was an Audit Partner at Marcum, LLP (formerly Braver PC) from July 2007 through October 2012. Mr. Coveney holds a Bachelor of Science degree in Management with a Concentration in Accounting from the University of Massachusetts and served as a non-commission officer in the United States Coast Guard.

On February 22, 2022, in connection with Mr. Coveney’s appointment as chief financial officer, Mr. Coveney and the Company entered into an employment agreement (the “Coveney Employment Agreement”), effective as of March 13, 2023, pursuant to which Mr. Coveney will receive an annual base salary of $385,000 (“Base Salary”), which will be reviewed by the Company’s board of directors on an annual basis for increase, and is eligible to receive annual performance bonuses of up to 40% of his Base Salary, as determined from time-to-time by the Company’s board of directors. Additionally, Mr. Coveney will receive 26,500 restricted stock units (“RSUs”). The RSUs will be awarded outside of the Company’s 2020 Long-Term Incentive Plan (the “Plan”) as an inducement grant in accordance with NASDAQ Listing Rule 5635(c)(4) and are subject to the terms and conditions of the Company’s standard Restricted Stock Unit Award Agreement. The RSUs will vest in four equal installments on each of the first four anniversaries of the date of grant, except that under certain circumstances, including a change in control, termination of the employment by the Company without cause or termination of employment by Mr. Coveney for good reason, all unvested RSUs will immediately vest. Mr. Coveney will be eligible to receive additional equity awards, granted on an annual basis under the Plan, as the Company may, in its sole discretion, determine appropriate.

The Coveney Employment Agreement will remain in effect until terminated by either party by delivering written notice of termination to the other party at least 30 days prior to termination. Pursuant to the Coveney Agreement, if Mr. Coveney’s employment is terminated by the Company without cause or by Mr. Coveney for good reason, then the Company must pay Mr. Coveney, in addition to any then-accrued and unpaid obligations owed to him, 9 months of his then-current base salary, subject to the execution of a release of claims.

The Coveney Employment Agreement also contains certain standard non-solicitation, non-disparagement and confidentiality requirements for Mr. Coveney.

The foregoing summary description of the Coveney Employment Agreement is qualified in its entirety by reference to the full text of the Coveney Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein in its entirety by reference.

Effective as of the Effective Date, Robert Dickey IV will resign from his position as the Company’s chief financial officer. Mr. Dickey was appointed as the chief financial officer in September 2022 to serve on an interim basis. Mr. Dickey’s resignation was not the result of any disagreement regarding any matter relating to the Company’s operations, policies, or practices.

On February 28, 2023, the Company issued a press release announcing Mr. Coveney’s appointment and the inducement award the Company is granting. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
10.1	Employment Agreement between Kevin Coveney and the Company, effective March 13, 2023
99.1	Press Release, dated February 28, 2023
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENVERIC BIOSCIENCES INC.

Date: February 28, 2023	By:	/s/ Joseph Tucker
	Name:	Joseph Tucker
	Title:	Chief Executive Officer